Exhibit 99.1

NEWS RELEASE

Contacts:
Main Street Capital Corporation
Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com
Jesse E. Morris, CFO and COO, jmorris@mainstcapital.com
713-350-6000
Dennard Lascar Investor Relations
Ken Dennard / ken@dennardlascar.com
Zach Vaughan / zvaughan@dennardlascar.com
713-529-6600

Main Street Announces
Amendment of its Corporate Credit Facility
Total Commitments Increased to $1.110 Billion and
Final Maturity of the Facility Extended to June 2029
HOUSTON – June 28, 2024 – Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) is pleased to announce the amendment of its revolving credit facility (the “Corporate Facility”). The recently closed amendment provides an increase in total commitments from $995.0 million to $1.110 billion and an increase to the diversified group of lenders to 19 lenders, while maintaining an expanded accordion feature that allows for an increase up to $1.665 billion of total commitments from new and existing lenders on the same terms and conditions as the existing commitments. The amendment also provides for maturity dates of June 2029 on $1.035 billion and August 2027 on $0.075 billion of the total revolving commitments, respectively. In addition to the increased commitments and extended maturity, Main Street continues to maintain two, one-year extension options under the amended Corporate Facility which could extend the final maturity of the Corporate Facility for up to two additional years, subject to certain conditions, including lender approval.
ABOUT MAIN STREET CAPITAL CORPORATION
Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street’s portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives within its lower middle market investment strategy. Main Street’s lower middle market portfolio companies generally have annual revenues between $10 million and $150 million. Main Street’s middle market portfolio companies are generally larger in size than its lower middle market portfolio companies.
Main Street, through its wholly owned portfolio company MSC Adviser I, LLC (“MSC Adviser”), also maintains an asset management business through which it manages investments for external parties. MSC Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended.
FORWARD-LOOKING STATEMENTS
This press release may contain certain forward-looking statements, including but not limited to the availability of future financing capacity under the credit facilities, which are based upon Main Street management’s current expectations and are inherently uncertain. Any such statements other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under Main Street’s control, and that Main Street may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual performance, events and results could vary materially from these estimates and projections of the future as a result of a number of factors, including those described from time to time in Main Street’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made and are based on information available to Main Street as of the date hereof and are qualified in their entirety by this cautionary statement. Main Street assumes no obligation to revise or update any such statement now or in the future.

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